EXHIBIT 99.1

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215

July 25, 2008

Mr. Peter Huntsman
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Dear Peter:

            We have received your letter dated July 24, 2008. As you know, in connection with our obligations under the Merger Agreement, we have engaged Gleacher Partners to provide advice and assistance to Hexion in connection with obtaining Alternate Financing. All inquiries about providing Alternate Financing should be directed to Gleacher. Gleacher is prepared to work with any potential investors that you refer to them and to provide the investors with appropriate information concerning Hexion and indicative terms for the Alternate Financing that comply with the Merger Agreement, subject to a standard confidentiality agreement. If appropriate, we will also ask Credit Suisse and Deutsche Bank to allow Gleacher to provide the banks’ Commitment Letter to potential investors.

            In this regard, we note that Gleacher has twice requested that Huntsman provide it with updated five year projections and have a meeting or call to explain the significant variance between Huntsman’s budgeted results for 2008 versus its actual results and the implications for the projected results for the company over the next five years. If Huntsman is serious about assisting in the effort to obtain Alternate Financing, you should provide Gleacher with this basic information and meet with Gleacher promptly.

            Finally, we must once again take issue with Huntsman’s mischaracterization of Hexion’s obligations under the Merger Agreement. There is no obligation under the Merger Agreement to seek “additional” or “supplemental” financing. Hexion’s only obligation is to seek Alternate Financing to replace the Financing provided by the Commitment Letter if — as we believe to be the case — the financing provided by the Commitment Letter becomes unavailable.

            Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law and we expressly reserve our rights to the extent your actions interfere with or delay or prevent the performance of our obligations under the Merger Agreement.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	Chairman and CEO

cc:       Jeffrey B. Floyd, Esq. (Vinson & Elkins L.L.P.)
           John A. Marzulli, Jr. (Shearman & Sterling LLP)
           Jeff Tepper (Gleacher Partners)